Exhibit 99.l

PeopleString Launches Social Mobile Local Deals Platform

Mobile Reward Program for Sharing

RED BANK, N. J., October 28, 2011: PeopleString Corporation (OTCBB: PLPE) today announced that it has officially launched the PeopleDeals mobile platform that allows consumers to find and share social coupons and deals on their mobile devices.  Consumers are able to access local deals through the application which is available on the Android and iPhone iOS mobile platforms.  In addition to finding and sharing deals, users can check-in via PeopleDeals, call businesses, search for a specific business in the area, get directions or check reviews of a business.  The platform features the company’s patent pending “Share It Up” technology that allows advertisers to create and launch deals that go up in value the more they are shared.

The platform rewards consumers for sharing social coupons via their mobile device by giving them a higher value deal for the social amplification that they generate.  Additionally, the platform aggregates other local and national deals from other providers and provides a one stop shop for deals throughout the US and Canada.  The mobile platform is integrated with the PeopleDeals website and PeopleDeals Facebook application allowing a user to access their “Share It Up” deals at their convenience.

“We believe that by creating a seamless platform based on our social coupon technology, we are creating a new media that permits merchants and consumers to connect directly and reward this new social amplification,” stated Darin Myman, CEO of PeopleString.  “We believe that by rewarding the sharing of our social coupons, PeopleDeals allows a merchant to reduce their traditional advertising budgets and pass along some of the savings directly to their customers.”

About PeopleString

PeopleString Corporation (OTCBB: PLPE) creates technologies that empower consumers to leverage their social networks to capitalize on the best national and local deals. PeopleString's patent pending "Share It Up" technology harnesses the power of social media to create coupons that go up in value when shared and rewards loyal customers who share their favorite merchants with others. PeopleString also offers patent pending "Insta Portal" technology which allows users to import pieces of their favorite websites into their own PeopleString homepage. For more information, visit www.peoplestring.com and www.peopledeals.com.

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation's actual results could differ materially from expected results.

Contact:Darin Myman

PeopleString CorporationDarin@peoplestring.com

(732) 741-2840

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